Exhibit 10.1

AMAG PHARMACEUTICALS, INC.

Amended and Restated Non-Employee Director Compensation Policy

(Effective January 1, 2015)

The Board of Directors (the “Board”) of AMAG Pharmaceuticals, Inc. (the “Company” or “AMAG”) has approved this Amended and Restated Non-Employee Director Compensation Policy (the “Policy”) to establish compensation to be paid to non-employee directors of the Company or any Affiliate, effective as of January 1, 2015, which policy supersedes in its entirety the policy previously amended and restated effective January 1, 2012, to provide an inducement to obtain and retain the services of qualified persons to serve as members of the Company’s Board.  Each such Director will receive as compensation for his or her services equity grants and cash compensation, all as further set forth herein.

1.                                      Applicable Persons

This Policy shall apply to each member of the Board of the Company who is not an employee of the Company or an Affiliate (each, an “Outside Director”).  Affiliate shall mean a corporation which is a direct or indirect parent or subsidiary of the Company, as determined pursuant to Section 424 of the Internal Revenue Code of 1986, as amended.

2.                                      Equity Grants

A.                                    Equity Grant Upon Initial Appointment or Election as a Director

Each new Outside Director, on the date of his or her initial appointment or election to the Board, will receive an equity grant comprised of two components: (i) an inducement grant and (ii) an annual grant.

As an inducement to joining the Board, each new Outside Director will be granted a non-qualified stock option to purchase 6,000 shares of the Company’s common stock pursuant to the Company’s Third Amended and Restated 2007 Equity Incentive Plan, as it may be amended from time to time (the “Stock Plan”), subject to automatic adjustment in the event of any stock split or other recapitalization affecting the Company’s common stock.  Such option shall vest in equal monthly installments over a period of two (2) years from the date of his or her election to the Board, provided such Outside Director continues to serve as a member of the Board.

Upon joining the Board, each new Outside Director who joins the Board subsequent to the date of the Annual Meeting of Stockholders will also receive an annual equity grant of non-qualified stock options and restricted stock units (“RSUs”) on the date of his or her appointment or election as described below under the heading “Annual Equity Grant;” provided, that the amount of options and RSUs granted to such new Outside Director will be pro-rated based on the number of expected whole months of service before the next Annual Meeting of Stockholders; provided further, that such options and RSUs will vest in equal monthly installments beginning on the first day of the first full month following appointment or election and continuing on the first day of each month thereafter through the first day of the month in which the next Annual Meeting of Stockholders is to be held, so long as the newly-appointed Outside Director continues to serve as a member of the Board.

As an example, assume the Company’s Annual Meeting of Stockholders is expected to be held in May, and the annual equity grant for each Outside Director (as calculated based on the target value as indicated below at the time such new Outside Director joins the Board) would otherwise include (i) a non-qualified option to purchase 4,000 shares of the Company’s common stock, and (ii) an RSU covering 2,000 shares of the Company’s common stock.  If the new Outside Director were hired in September with eight full months of service expected before the next Annual Meeting of Stockholders, the new Outside Director’s option would be pro-rated to 2,667 shares (calculated as 8/12 x 4,000), and the new Outside Director’s RSUs would be pro- rated to 1,334 shares (calculated as 8/12 x 2,000).  If the new Outside Director were hired in January with four full months of service expected before the next Annual Meeting of Stockholders, the new Outside Director’s option would be prorated to 1,334 shares (calculated as 4/12 x 4,000), and the new Outside Director’s RSUs would be pro-rated to 667 shares (calculated as 4/12 x 2,000).

B.                                    Annual Equity Grant

At the first meeting of the Board following the Annual Meeting of Stockholders, each Outside Director will be provided an equity grant with a target value of $175,000, with 50% of such value to be delivered in the form of a non-qualified stock option to purchase shares of the Company’s common stock, and 50% of such value to be delivered in the form of RSUs covering shares of the Company’s common stock, in each case pursuant to the Stock Plan.  The number of shares underlying the non-qualified stock option portion of the equity grant shall be based on the Black-Scholes valuation of such options, and the number of shares underlying the RSU portion of the equity grant shall be based on the actual value of the shares on the date of grant, and in each case shall be subject to automatic adjustment in the event of any stock split or other recapitalization affecting the Company’s common stock.  The foregoing equity grants are intended to provide each Outside Director with an equity grant comparable in value to annual grants provided to non-employee directors of companies in AMAG’s then current peer group as established by the Compensation Committee of the Board (the “Compensation Committee”).

The foregoing options and RSUs will vest in twelve equal monthly installments beginning on the first day of the first full month following the Annual Meeting of Stockholders and continuing on the first day of each of the following eleven months thereafter, so long as the Outside Director continues to serve as a member of the Board; provided, that delivery of any vested shares of common stock underlying the foregoing RSUs shall be deferred until the earlier of (i) the third anniversary of the date of grant or (ii) the date the Outside Director’s service to the Company terminates; provided, that such termination constitutes a “separation from service” as such term is defined in Treasury Regulation Section 1.409A-1(h).

C.                                    Exercise Price and Term of Options

Each option granted to an Outside Director shall have an exercise price per share equal to the fair market value of the common stock of the Company on the date of grant of the option (as determined by the Board in accordance with the Stock Plan), have a term of ten years and shall be subject to the terms and conditions of the Stock Plan.  Each such option grant shall be evidenced by the issuance of the Company’s form non-qualified stock option agreement for Outside Director grants.

D.                                    Early Termination of Options or RSUs Upon Termination of Service

If an Outside Director ceases to be a member of the Board for any reason, any then vested and unexercised options granted to such Outside Director may be exercised by the Outside Director (or, in the case of the Outside Director’s death or disability, by the Outside Director’s personal representative, or the Outside Director’s survivors) within three years after the date the director ceases to be a member of the Board and in no event later than the expiration date of the option.

If an Outside Director’s service to the Company is terminated (provided, that such termination constitutes a “separation from service” as such term is defined in Treasury Regulation Section 1.409A-1(h)), all then vested and undelivered shares underlying any RSUs held by such Outside Director shall be delivered to the Outside Director (or, in the case of the director’s death or disability, by the director’s personal representative, or the director’s survivors) as of the date he or she ceases to be a member of the Board.

3.                                      Retainer Fees

A.                                    Annual Board Retainer

Each Outside Director, other than the Chair, will receive an aggregate annual retainer fee of $40,000, payable in four equal quarterly installments. The Chair, provided that he or she is also an Outside Director, will receive an aggregate annual retainer fee of $90,000, payable in four equal quarterly installments.

B.                                    Annual Standing Committee Retainer

Each member of each of the Company’s standing committees, other than the Chair, will also be paid an additional aggregate annual retainer fee in four equal quarterly installments as follows:

Audit Committee:	$12,500
Compensation Committee:	$10,000
Nominating and Corporate Governance Committee:	$7,500

The Chair of each of the standing committees will be paid an additional aggregate annual retainer fee in four equal quarterly installments as follows:

Audit Committee:	$25,000
Compensation Committee:	$20,000
Nominating and Corporate Governance Committee:	$15,000

4.                                      Per Meeting Fees

In addition to the foregoing retainer fees, for any ad hoc committee (special committees not mentioned above, that may be formed from time to time by the full Board) each Outside Director may receive (i) a per meeting fee of $1,000 for each meeting attended by such Outside Director (other than the Chair of such Committee), and (ii) a per meeting fee of $2,000 for each ad hoc Committee of the Board attended by the Chair.

The Board reserves the right to institute a per meeting fee for each Board or Committee meeting which is meaningfully in excess of the regularly scheduled meetings (“Special Meeting”), including a per meeting fee of $1,000 for each Special Meeting of the Board and a per meeting fee of $500 for each Special Meeting of the Audit, Compensation, and Nominating and Corporate Governance Committees attended by such Outside Director. It is expected that Special Meetings of the Board and the Committees will be called when necessary to address material matters faced by the Corporation outside of the ordinary course of business.

The foregoing per meeting fees will be paid by the Company quarterly in arrears.

5.                                      Reasonable and Documented Expenses

Upon presentation of documentation of such expenses reasonably satisfactory to the Company, each Outside Director shall be reimbursed for his or her reasonable out-of-pocket business expenses incurred in connection with attending meetings of the Board, Committees thereof or in connection with other Board related business.

6.                                      Amendments

The Board shall review this Policy from time to time to assess whether any amendments in the type and amount of compensation provided herein should be adjusted in order to fulfill the objectives of this Policy.

7.                                      Interpretation of Policy

Any interpretation of or decisions regarding the application of this Policy shall be made by the Compensation Committee of the Board.

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